Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ken A. Plunk
FOR:		Senior Vice President
Chief Financial Officer
(615) 587-4374

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS CORP.

ANNOUNCES

QUARTERLY CASH DIVIDEND

Pennsauken, NJ, November 12, 2021 -- J & J Snack Foods Corp. (NASDAQ-JJSF) announced today that its Board of Directors has declared a regular quarterly cash dividend of $.633 per share of its common stock payable on January 11th, 2022, to shareholders of record as of the close of business on December 20th, 2021.

J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands within DADDY RAY’S, COUNTRY HOME BAKERS and HILL & VALLEY. J&J Snack Foods Corp. has approximately twenty manufacturing facilities and generates more than $1 billion in annual revenue. The Company has a history of strong sales growth and financial performance and remains focused on opportunities to expand its unique niche market product offering while bringing smiles to families worldwide. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.